Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Joint Proxy Statement/ Prospectus of HF Sinclair Corporation and Holly Energy Partners, L.P. and to the incorporation by reference therein of our reports dated February 28, 2023, with respect to the consolidated financial statements of Holly Energy Partners, L.P., and the effectiveness of internal control over financial reporting of Holly Energy Partners, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

September 22, 2023